Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement of NorthStar Realty Europe Corp. on Form S-8 (File No. 333-207618) of our report dated July 2, 2015, except for the second paragraph of Note 2 and the effects thereof on the statement of equity as to which the date is December 2, 2015 and the weighted average share and per share information included in the statements of operations and Note 7 and the segment reporting information included in Note 12 as to which the date is March 30, 2016 with respect to our audits of the combined balance sheet of NorthStar Europe Predecessor as of December 31, 2014 and the related combined statements of operations, comprehensive income (loss), equity, and cash flows for the periods from January 1, 2014 through September 15, 2014 and September 16, 2014 through December 31, 2014, and the year ended December 31, 2013, which report is included in this Annual Report on Form 10-K of NorthStar Realty Europe Corp. for the year ended December 31, 2015.

/s/ Marcum LLP
Marcum LLP
New York, NY
March 30, 2016